Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Closes Acquisition of Coal Reserves
from Dingess-Rum Properties, Inc.
HOUSTON, January 16, 2007 – Natural Resource Partners L.P. (NYSE:NRP and NYSE:NSP), announced today that it has closed its previously announced transaction with Dingess-Rum Properties, Inc. The transaction includes the purchase of 92 million tons of coal reserves and approximately 33,700 acres of surface and timber. NRP issued 2,400,000 common units to Dingess-Rum. Following the issuance of the new units, NRP has 32,195,568 units outstanding, including 25,976,795 common units traded under the symbol “NRP” on the NYSE, 5,676,817 subordinated units traded under the symbol “NSP” on the NYSE and 541,956 Class B units that are not publicly traded. The transaction is effective January 1, 2007 and is immediately accretive to NRP unitholders.
“We are pleased to announce that Greg Wooten and the staff in the Logan County, WV office of Dingess-Rum, have elected to join the NRP team and will continue to manage these properties as well as other NRP properties,” said Nick Carter, President and Chief Operating Officer.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the estimated reserves and number of surface acres and timber. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the

NRP Closes Dingess-Rum Acquisition	Page 2 of 2
partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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